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JOHNSON OUTDOORS INC.
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Filed by Johnson Outdoors Inc.

        On March 21, 2005, a letter from Roger Caron and Gordy Kacala appeared in the Racine Journal Times. The letter was titled “Community Matters: Johnson Outdoors’ Attempt to Go Private Affects Us All.” A copy of the letter follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

COMMUNITY MATTERS: JOHNSON OUTDOORS’ ATTEMPT TO GO PRIVATE AFFECTS US ALL

by
Roger Caron and Gordy Kacala

Many area residents who don’t hold stock in Johnson Outdoors Inc. may be unaware that the company is engaged in a battle with hedge funds, arbitrageurs and other short term investors to take the company private after operating as a public company for the past 18 years. What is at stake – and what could potentially be determined by a small number of these Wall Street investors who have no ties to our community and are solely concerned with their own short-term financial gain – is nothing less than the continued ability of Johnson Outdoors to remain a vital contributor to and participant in the economic growth and development of Southeastern Wisconsin. That is why it is so critical that all community residents who hold stock in Johnson Outdoors vote their shares in advance of company’s special shareholder meeting on Tuesday, March 22, when the outcome of the proposed going-private transaction will be determined.

Individuals close to the company have characterized the local retail vote that has come in thus far as being almost uniformly in favor of the company’s $20.10 cash per share offer. However, a number of the out-of-town “fast money” investors who now hold a significant percentage of the company’s outstanding shares have indicated that they intend to vote against the proposed merger because they aren’t satisfied with the premium that is being offered.

These individuals and funds, many of whom bought Johnson Outdoors’ stock only after the Johnson family’s original February 2004 offer put the stock “in play” and pushed it up to a price well beyond its historical trading levels, can afford to take the risk and absorb the small (to them) loss they will incur if the going-private transaction is not approved and, as is likely, the stock price falls substantially. But what about area shareholders and employees, many of whom have held the stock for many years – some since the company’s IPO in 1987? Why should they be deprived of fair, guaranteed value for their investment in Johnson Outdoors because a handful of opportunistic investors believe that the Johnson family should pay them more for their recently-acquired shares than an offer price that the company’s independent directors, their outside financial advisor and the Johnson Outdoors board believe to be fair? The position of these investors seems even more untenable when you consider the fact that, in the five years prior to the family’s initial offer last February, Johnson Outdoors’ stock never traded above the $20.10 offer price. What’s more, 93.3% of the volume of its shares traded at or below $17 per share during that same time period.

Recently, Institutional Shareholder Services, the nation’s leading independent proxy advisory firm, which advises many institutional investment firms and mutual funds how to vote their shares in these types of situations, also weighed in in support of the going-private transaction. They issued a recommendation that Johnson Outdoors shareholders vote in favor of the proposed transaction, noting that based on their independent review of the terms of the transaction, “. . . in particular the premium paid to current shareholders and the procedural safeguards taken in negotiating the terms,” the offer warrants support. Glass Lewis & Co., the other leading independent proxy advisory service, has also just recommended a vote in favor of the proposed transaction.

Above and beyond the fact that area shareholders may not have the opportunity to receive $20.10 for their shares at any time again in the near future if these opportunistic investors have their way, there is also the larger issue of how Johnson Outdoors – and, by extension, our community – will fare if, as a result of the vote, it is forced to remain a public company.

Johnson Outdoors’ management team has been very clear about the fact that they believe the lower costs and greater flexibility and operating freedom they will gain as a private company will significantly enhance the company’s long-term business prospects. Because the Johnson family has a controlling ownership stake in the company, they have the final say – should the company remain public and if its stock price were to languish as a result of poor performance going forward – as to whether they would entertain an alternative transaction, such as a sale, which for now they have indicated they will not consider. But even absent that event, which would certainly have a negative impact on the local economy, the prospect of Johnson Outdoors experiencing reduced growth and profitability or failing to achieve its long-term performance goals will also hurt the greater Racine community.

For these reasons, it is important that area shareholders, including Johnson Outdoors employees who hold stock in the company, make sure that they cast their vote on the proposed transaction in advance of Tuesday’s important meeting. Because of the high hurdle – a 66 2/3 affirmative vote of all shares not held by the Johnson family, its affiliates and associates is required for approval of the merger agreement – this is a situation where every vote counts, and a failure to vote is the same as a vote against the transaction.

Ask yourself whether it’s right that a handful of non-local investors with a large concentration of Johnson Outdoors shares could potentially determine the outcome of this vote when approximately 70% of the company’s public shareholders live in Wisconsin and will, unlike these outside investors, be directly affected by both the short-and long-term impact of next Tuesday’s results. This decision is too important to leave in the hands of shareholders who don’t have any real interest in the long-term prospects of Johnson Outdoors and don’t know or care about the role that Johnson Outdoors has played in our community as an employer, an innovator and a community benefactor since 1970.

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